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                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                  May 29, 1998


The Coast Distribution System, Inc.
1982 Zanker Road
San Jose, California  95112

        Re: Registration Statement on Form S-8 for 1997 Employee Stock Purchase
            Plan

Ladies and Gentlemen:

        We have acted as counsel for The Coast Distribution System, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 400,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), which may be issued and sold by the Company under The Coast Distribution System, Inc. 1997 Stock Purchase (the "Plan").

        We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

        Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery and payment therefor in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.


                                            Very truly yours,

                                            STRADLING YOCCA CARLSON & RAUTH



                                  EXHIBIT 5.1